Exhibit 23.2

CONSENT OF INDEPEDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Teltronics, Inc. 2005 Incentive Stock Option Plan, of our report dated April 13, 2009, with respect to the consolidated financial statements and schedule of Teltronics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Kirkland, Russ, Murphy & Tapp, P.A.

Clearwater, Florida
March 11, 2010